EXHIBIT 99.1

Vical Reports Third Quarter 2010 Financial Results and Updates on Key Programs and Confirms Planned Webcast of Analyst and Investor Day Event

SAN DIEGO, Nov. 9, 2010 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months and nine months ended September 30, 2010. Revenues were $2.3 million for the third quarter of 2010 compared with $3.9 million for the third quarter of 2009, reflecting lower revenues recognized from AnGes MG, Inc., as the company approaches the completion of its Phase 3 Allovectin-7® trial. Operating expenses decreased to $9.1 million for the third quarter of 2010 from $11.0 million for the third quarter of 2009, primarily as a result of reduced clinical trial related costs. The net loss was $6.8 million, or $0.12 per share, for the third quarter of 2010, compared with a net loss of $7.0 million, or $0.14 per share, for the third quarter of 2009.

Revenues for the first nine months of 2010 were $5.8 million, compared with revenues of $10.1 million for the first nine months of 2009, reflecting a $3.3 million reduction in revenues recognized from AnGes, and a $1.5 million milestone payment in 2009 from Merck & Co., Inc., based on Merck's ongoing Phase 1 clinical-stage development of an investigational cancer vaccine. The net loss for the first nine months of 2010 was $23.6 million, or $0.42 per share, compared with a net loss of $21.2 million, or $0.47 per share, for the first nine months of 2009.

The company completed an underwritten public offering, in which it sold 15,000,000 shares of its common stock in September 2010. Net proceeds from this offering received during the third quarter of 2010 were approximately $32 million. Vical had cash and investments of approximately $65 million at September 30, 2010. The company expects to end the year with cash and investments of between $60 million and $62 million, which management believes is sufficient to fund operations through at least 2012.

Development highlights in the third quarter of 2010 included:

  The U.S. Food and Drug Administration (FDA) granted "Fast Track" designation of Allovectin-7® as a first-line treatment for patients with recurrent metastatic melanoma.

  The company's TransVax™ cytomegalovirus (CMV) vaccine achieved key efficacy, immunogenicity and safety results in a Phase 2 trial, establishing it as the first vaccine to provide evidence of protection from CMV viremia in immunocompromised hematopoietic cell transplant recipients, and defining a potential pathway for further development.

  The company agreed to manufacture three plasmids for a DNA vaccine against HIV under a $2.4 million contract with the IPPOX Foundation, a collaborating institution for the Poxvirus Vaccine Regimen Design led by the Centre Hospitalier Universitaire Vaudois under the auspices of the Collaboration for AIDS Vaccine Discovery.

  Vical's licensee AnGes MG, Inc., withdrew the New Drug Application (NDA) previously submitted to the Japanese Ministry of Health, Labor and Welfare for its Collategene™ angiogenic product candidate. AnGes believes having Japanese sites participate in a planned global Phase 3 trial of Collategene™ represents the best potential pathway to approval in Japan. AnGes also announced that the FDA has granted Fast Track designation of Collategene™ as a treatment for critical limb ischemia.

  Vical's licensee sanofi-aventis announced that its NV1FGF angiogenic product candidate did not meet the primary endpoint in a global Phase 3 clinical trial. Full study results will be presented at the American Heart Association Congress on November 16, 2010. Sanofi-aventis is evaluating all options with respect to NV1FGF development.

Analyst and Investor Day Webcast

In lieu of its usual financial results conference call and webcast, Vical is hosting an Analyst and Investor Day event in New York for invited analysts and institutional investors beginning at 5:00 p.m. EST today, November 9. A webcast of the event will be available live and archived through the Events page in the Investors section of the Vical website at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

The Vical Incorporated logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5768

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include the company's cash and investment position at year end, as well as statements about Vical's Allovectin-7® and TransVax™ programs, AnGes' Collategene™ program, sanofi-aventis' NV1FGF program, and other independent and collaborative programs, as well as anticipated key future developments in independent and collaborative or licensed programs. Risks and uncertainties include whether Vical or others will continue development of Allovectin-7®, TransVax™, the AnGes Collategene™ angiogenesis product candidate, the sanofi aventis NV1FGF angiogenesis product candidate, or any other independent or collaborative programs; whether AnGes will conduct a global Phase 3 clinical trial of its Collategene™ angiogenesis product; whether sanofi aventis will present full study results from its Phase 3 trial of NV1FGF at the American Heart Association Congress in November, if at all; whether Vical will achieve levels of revenues and control expenses to meet its financial projections;  whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners or licensees will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

Statements of Operations	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(in thousands, except per share amounts)	2010	2009	2010	2009
Revenues:
Contract and grant revenue	$1,573	$2,013	$3,538	$2,743
License and royalty revenue	684	1,890	2,257	7,388
Total revenues	2,257	3,903	5,795	10,131
Operating expenses:
Research and development	4,658	5,405	14,723	17,281
Manufacturing and production	2,307	3,779	8,543	8,467
General and administrative	2,102	1,768	6,473	5,555
Total operating expenses	9,067	10,952	29,739	31,303
Loss from operations	(6,810)	(7,049)	(23,944)	(21,172)
Net investment and other income (expense)	43	64	319	(77)
Net loss	$(6,767)	$(6,985)	$(23,625)	$(21,249)
Basic and diluted net loss per share	$(0.12)	$(0.14)	$(0.42)	$(0.47)
Weighted average shares used in computing basic and diluted net loss per share	56,745	51,111	56,155	45,361

Balance Sheets			September 30,	December 31,
(in thousands)			2010	2009
Assets:
Cash, cash equivalents, and marketable securities, including restricted			$59,734	$47,085
Other current assets			1,675	1,349
Total current assets			61,409	48,434
Long-term investments			5,507	5,477
Property and equipment, net			8,022	9,260
Other assets			3,919	4,201
Total assets			$78,857	$67,372

Liabilities and stockholders' equity:
Current liabilities			$6,887	$10,010
Long-term obligations			2,268	2,380
Stockholders' equity			69,702	54,982
Total liabilities and stockholders' equity			$78,857	$67,372
CONTACT:  Vical Incorporated
          Alan R. Engbring, Executive Director, Investor Relations
          Jill M. Broadfoot, Senior Vice President and
           Chief Financial Officer
          (858) 646-1127
          www.vical.com